EXHIBIT 4(e)

AMENDMENT NO. 3 TO
CREDIT AGREEMENT

        This Amendment No. 3 (the “Amendment”) is entered into as of June 30, 2004, by and among Coachmen Industries, Inc. (the “Borrower”), the undersigned lenders (each a “Lender” and collectively, the “Lenders”) and Bank One, Indiana, N.A., both as one of the Lenders and as Administrative Agent (the “Agent”) on behalf of itself and the other Lenders.

RECITALS:

        WHEREAS, the Borrower, the Agent and the Lenders are parties to that certain Credit Agreement dated as of June 30, 2003, as amended; and

        WHEREAS, Lenders and Borrower desire to amend the Credit Agreement as provided hereby.

        NOW, THEREFORE, in consideration of the premises herein contained and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

        Section 1.  Defined Terms.  Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to such terms in the Credit Agreement.

        Section 2.  Amendments.  Effective on the date of the effectiveness of this Amendment pursuant to Section    below (the “Effective Date”), the Credit Agreement shall be amended as set forth in this Section 2.

        2.1     Amendments to Definitions.

        (a)      The definition of “Advance” in Article I is amended in its entirety to read as follows:

“Advance” means a borrowing hereunder (i) made by some or all of the Lenders on the same Borrowing Date, or (ii) converted or continued by the lenders on the same date of conversion or continuation, consisting, in either case, of the aggregate amount of the several Loans of the same type and, in the case of Eurodollar Loans, for the same Interest Period. The term “Advance” shall include Alternative Line Loans unless otherwise expressly provided.

        (b)       The definition of “Consolidated Total Debt” in Article I is amended in its entirety to read as follows:

“Consolidated Total Debt” means at any time the Indebtedness of the Borrower and its Subsidiaries calculated on a consolidated basis as of such time, including all guaranties of the Indebtedness of Persons other than the Borrower and its Subsidiaries and all Off-Balance Sheet Liabilities of the

Borrower and its Subsidiaries calculated (which for these purposes includes no more than $6,000,000 in guaranteed indebtedness under the Coachmen Financial Services Dealer Wholesale Financing Program with Transamerica) on a consolidated basis as of such time regardless of the treatment of such guaranties or Off-Balance Sheet Liabilities under Agreement Accounting Principles.

        (c)       The definition of “Lenders” in Article I is amended in its entirety to read as follows:

“Lenders” means the lending institutions listed on the signature pages of this Agreement and their respective successors and assigns. Unless otherwise specified, the term “Lenders” includes Bank One in its capacity as Alternative Line Bank.

        (d)       The definition of “Loan” in Article I is amended in its entirety to read as follows:

“Loan” means a Revolving Loan or an Alternative Line Loan.

        (e)       The definition of “Outstanding Credit Exposure” in Article I is amended in its entirety to read as follows:

“Outstanding Credit Exposure” means, as to any Lender, the sum of (i) the aggregate principal amount of its Revolving Loans outstanding at such time, plus (ii) the aggregate principal amount of its Alternative Line Loans outstanding at any such time, plus (iii) an amount equal to its Pro Rata Share of LC Obligations of certain other issued and outstanding letters of credit described on Schedule III hereto.

        2.2     Additional Definitions.

        The following definitions are added to Article I in the appropriate alphabetical sequence:

“Aggregate Revolving Loan Commitment” means the aggregate of the Revolving Loan Commitments of all the Lenders as reduced from time to time pursuant to the terms hereof. As of the date hereof, the Aggregate Revolving Loan Commitment is Thirty Million and 00/100 Dollars ($30,000,000.00) as of the Effective Date.

“Alternative Line Bank” means Bank One, N.A. or any other Lender as a successor Alternative Line Bank.
“Alternative Line Commitment” means the obligation of the Alternative Line Bank to make Alternative Line Loans up to a maximum principal amount of $5,000,000 at any one time outstanding.

“Alternative Line Loan” means a Loan made available to the Borrower by the Alternative Line Bank pursuant to Section 2.5.

“Alternative Line Note” means a promissory note, in substantially the form of Exhibit C-1 hereto, duly executed by the Borrower and payable to the order of the Alternative Line Bank in the amount of its Alternative Line Commitment, including any amendment, restatement, modification, renewal or replacement of such Alternative Line Note.

“Revolving Loan Commitment” means, for each Lender, the obligation of such Lender to make Revolving Loans and to purchase participations in Letters of Credit not exceeding the amount set forth on Schedule I to this Agreement opposite its name thereon under the heading “Revolving Loan Commitment” or the signature page of the assignment and acceptance by which it became a Lender, as such amount may be modified from time to time pursuant to the terms of this Agreement or to give effect to any applicable assignment and acceptance.

“Revolving Loan Pro Rata Share” means, with respect to a Lender, a portion equal to a fraction, the numerator of which is such Lender’s Revolving Loan Commitment and the denominator of which is the Aggregate Revolving Loan Commitment.

        2.3     Deleted Definitions.

        The following definitions are hereby deleted from Article I:

“Swing Line Borrowing Notice” is defined in Section 2.5.2.

“Swing Line Commitment” means the obligation of the Swing Line Lender to make Swing Line Loans up to a maximum principal amount of $5,000,000 at any one time outstanding.

“Swing Line Lender” means Bank One, N.A. or such other Lender which may succeed to its rights and obligations as Swing Line Lender pursuant to the terms of this Agreement.

“Swing Line Loan” means a Loan made available to the Borrower by the Swing Line Bank pursuant to Section 2.5.

        2.4     Amendment to Schedule I.  Schedule I to the Credit Agreement is amended in its entirety to read as set forth in Attachment 1 to this Amendment.

        2.5     Amendment of Exhibit C.  A new Exhibit C-1 is added to the Credit Agreement in that form as set forth in Attachment 2 to this Amendment.

        2.6     Amendment to Section 2.3.  Section 2.3 is amended in its entirety to read as follows:

        2.3  Ratable Loans.  Each Advance hereunder (other than any Alternative Line Loan) shall consist of Revolving Loans made from the several Lenders ratably according to their Revolving Loan Pro Rata Share.

        2.7     Amendment to Section 2.4.  Section 2.4 is amended in its entirety to read as follows:

        2.4  Types of Advances.  The Advances may be Floating Rate Advances or Eurodollar Advances, or a combination thereof, selected by the Borrower in accordance with Sections 2.9 and 2.10 or Alternative Line Loans selected by the Borrower in accordance with Section 2.5. The Alternative Line Loans shall at all times be Floating Rate Loans.

        2.8     Amendment to Section 2.5.  Section 2.5 is amended in its entirety to read as follows:

2.5 Alternative Line Loans.

        2.5.1 Amount of Alternative Line Loans. Upon the satisfaction of the conditions precedent set forth in Section 4.1 and 4.2, from and including the date of this Agreement and prior to the Termination Date, the Alternative Line Bank agrees, on the terms and conditions set forth in this Agreement, to make revolving loans to the Borrower from time to time, in Dollars, in an amount not to exceed the Alternative Line Commitment (each, individually, an “Alternative Line Loan” and collectively, the “Alternative Line Loans”). Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow Alternative Line Loans at any time prior to the Termination Date. On the Termination Date, the Borrower shall repay in full the outstanding balance of the Alternative Line Loans.

        2.5.2 Borrowing Notice. The Borrower shall deliver to the Agent and the Alternative Line Bank a Borrowing Notice, signed by it, not later than 1:00 p.m. (Elkhart time) on the Borrowing Date of each Alternative Line Loan, specifying (i) the applicable Borrowing Date (which shall be a Business Day), and (ii) the aggregate amount of the requested Alternative Line Loan which shall be in multiples of $1,000 (an “Alternative Line Borrowing Notice”). The Alternative Line Loans shall at all times be Floating Rate Loans.

        2.5.3 Making of Alternative Line Loans. Promptly after receipt of the Alternative Line Borrowing Notice, the Agent shall notify the Alternative Line Bank by telex or telecopy, or other similar form of transmission, of the requested Alternative Line Loan. Not later than 3:00 p.m. (Elkhart time) on the applicable Borrowing Date, the Alternative Line Bank shall make available its Alternative Line Loan, in funds immediately available in Elkhart to the Agent at its address specified pursuant to Article XIII. The Agent will promptly make the funds so received from the Alternative Line Bank available to the Borrower at the Agent’s aforesaid address.

        2.5.4 Repayment of Alternative Line Loans. Subject to the provisions of Section 2.14, the Alternative Line Loans may be evidenced by a promissory note (the “Alternative Line Note”). The Borrower may at any time pay, without penalty or premium, all outstanding Alternative Line Loans or, in a minimum amount and increments of $1,000, any portion of the outstanding Alternative Line Loans, upon notice to the Agent and the Alternative Line Bank. If at any time and for any reason the aggregate amount of Alternative Line Loans is greater than the Alternative Line Commitment, the Borrower shall immediately make a mandatory repayment of the Alternative Line Loans in the amount of such excess. On the Termination Date, the Borrower shall repay in full the outstanding principal balance of the Alternative Line Loans.

        2.9     Amendment to Section 2.7.  Minimum Amount of Each Advance.  Section 2.7 is amended to replace the parenthetical which reads “(other than an Advance to repay Swing Line Loans)” with the following parenthetical: “(other than an Advance on the Alternative Line Commitment)".

        2.10     Amendment to Section 2.8.  Section 2.8 is amended in its entirety to read as follows:

        2.8     Optional Principal Payments.  Subjection to the provisions of Section 2.5.4 respecting Alternative Line Loans, the Borrower may from time to time pay, without penalty or premium, all outstanding Floating Rate Advances, or, in a minimum amount of $1,000,000 and increments of $100,000 in excess thereof, any portion of the outstanding Floating Rate Advances upon one Business Day’s prior notice to the Agent. The Borrower may from time to time prior to the last day of the Applicable Interest Period pay, subject to the payment of any funding indemnification amounts required by Section 3.4 but without penalty or premium, all outstanding Eurodollar Advances, or, in a minimum aggregate amount of $5,000,000 or any integral multiple of $1,000,000 in excess thereof, any portion of the outstanding Eurodollar Advances upon three Business Days’ prior notice to the Agent.

        2.11     Amendment to Section 2.9.  Method of Selecting Types and Interest Periods for New Advances.  Section 2.9 is amended to replace the parenthetical which reads “(other than a Swing Line Loan)” with the following parenthetical: “(other than an Alternative Line Loan).”

        2.12     Amendment to Section 2.10.  Conversion and Contribution of Outstanding Advances.  Section 2.10 is amended to replace the two parentheticals which read “(other than Swing Line Loans)” in both instances with the following parenthetical: “(other than an Alternative Line Loan)".

        2.13     Amendment to Section 2.11.  Changes in Interest Rates, Etc.  Section 2.11 is amended to replace “Swing Line Loan” as used in (i) the parenthetical in the first sentence of this Section and (ii) the second sentence of this Section, in both instances, with “Alternative Line Loan.”

        2.14     Amendment to Section 2.13.  Method of Payment.  Section 2.13 is amended to replace the term “Swing Line Loan” as used in the parenthetical with “Alternative Line Loan.”

        2.15     Amendment to Section 2.14.  Noteless Agreement: Evidence of Indebtedness.  Section 2.14 (iv) is amended in its entirety to read as follows:

(iv)

Any Lender may request that its Loans be evidenced by a promissory note or, in the case of the Alternative Line Lender, promissory notes representing its Revolving Loans and Alternative Line Loans, respectively, substantially in the form of Exhibit C, and C-1, respectively (each a “Note”). In such event, the Borrower shall prepare, execute and deliver to such Lender such Note or Notes payable to the order of such Lender. Thereafter, the Loans evidenced by each such Note and interest thereon shall at all times (including after any assignment pursuant to Section 12.3) be represented by one or more Notes payable to the order of the payee named therein or any assignee pursuant to Section 12.3, except to the extent that any such Lender or assignee subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in paragraphs (i) and (ii) above.

        2.16     Amendment to Section 2.17.  Notification of Advances, Interest Rates, Prepayments and Commitment Reductions and Increases.  Section 2.17 is amended to replace the term “Swing Line Borrowing Notice” with “Alternative Line Borrowing Notice.”

        2.17     Amendment to Section 2.20.4.  Section 2.20.4 is amended in its entirety to read as follows:

        2.20.4     LC Fees.  The Borrower shall pay to the Agent, for the account of the Lenders ratably in accordance with their respective Pro Rata Shares, with respect to each standby Facility LC, a letter of credit fee at a rate equal to the Applicable Margin for Eurodollar Loans in effect from time to time on the initial stated amount, such standby Facility LC, such fee to be payable quarterly in arrears on the last Business Day of each fiscal quarter, commencing with the quarter ending _________, and, in addition, on the date on which the Aggregate Revolving Loan Commitment and Alternative Line Commitment shall be terminated in whole.

        2.18     Amendment to Section 4.2.  Each Credit Extension.  Section 4.2 is amended (i) to delete in its entirety the parenthetical used in the first paragraph of this Section which reads “(except as otherwise set forth in Section 7.5.4 with respect to Revolving Loans for the purpose of repaying Swing Line Loans)” and (ii) to replace the term “Swing Line Borrowing Notice” used in the last paragraph of this Section with “Alternative Line Borrowing Notice”.

        2.19     Amendment to Section 8.2.  Amendments.  Section 8.2 is amended to replace the second sentence of the final paragraph of this Section, which reads: “No amendment of any provision of this Agreement relating to the Swing Line Lender or any Swing Line Loans shall be effective without the written consent of the Swing Line Lender “with the following sentence, which reads: “No amendment of any provision of this Agreement relating to the Alternative

Line Lender or any Alternative Line Loans shall be effective without the written consent of the Alternative Line Lender.”

        Section 3.  Representations and Warranties.  In order to induce the Agent and the Lenders to enter into this Amendment, the Borrower represents and warrants to the Agent and each of the Lenders that the execution and delivery by the Borrower of this Amendment, and the performance by the Borrower of its obligations under the Credit Agreement as amended by this Amendment (the “Amended Credit Agreement”), (i) are within the powers of the Borrower, (ii) have been duly authorized by proper organizational actions and proceedings, and such approvals have not been rescinded and no other actions or proceedings on the part of the Borrower are necessary to consummate such transaction, (iii) do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by any Governmental Authority, or if not made, obtained or given individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect and (iv) do not and will not conflict with any Requirements of Law or Contractual Obligation, except such that could not reasonably be expected to have a Material Adverse Effect, or with the certificate or articles of incorporation and by-laws or the operating agreement of the Borrower or any Subsidiary, and (c) that the Amended Credit Agreement is the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms (except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, or similar laws affecting the enforcement of creditors’ rights generally).

        Section 4.  Effectiveness.  The amendments set forth in Section 2 above shall become effective on the date when the Agent shall have received the following, all in a form satisfactory to Agent:

        4.1.     Amendment.  Counterparts of this Amendment signed by the Borrower, and each of the Lenders.

        4.2     Guaranty.  Reaffirmation of Subsidiary Guarantors signed by the Guarantors in favor of the Lenders.

        4.3     Corporate Documents.  A certificate of the Secretary or an Assistant Secretary of the Borrower as to (a) resolutions of the Board of Directors of such entity authorizing the execution and delivery of this Amendment and the other documents contemplated hereby to which such entity is a party, (b) the incumbency and signatures of the officers of such entity which are to sign the documents referenced in clause (a) above, and (c) a certificate of existence certificate issued by the Indiana Secretary of State with respect to the Borrower.

        4.4     Other Documents.  Such other documents as the Agent shall reasonably request.

        Section 5.  Miscellaneous.

        5.1     Continuing Effectiveness, etc.  The Amended Credit Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects. After the effectiveness hereof, all references in the Credit Agreement and each other Loan Document to the “Credit Agreement” or similar terms shall refer to the Credit Agreement as modified hereby. The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of (i) any right, power or remedy of any Lender or the Agent under the Credit Agreement or any of the other Loan Documents, or, (ii) any Default or unmatured Default under the Credit Agreement.

        5.2     Counterparts.  This Amendment may be executed in any number of counterparts and by the different parties on separate counterparts, and each such counterpart shall be deemed to be an original but all such counterparts shall together constitute one and the same Amendment.

        5.3     Expenses.  The Borrower agrees to pay the reasonable costs and expenses of the Agent (including reasonable attorneys’ fees and charges) in connection with the negotiation, preparation, execution and delivery of this Amendment and the other documents contemplated hereby.

        5.4     Governing Law.  THIS AMENDMENT SHALL BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF INDIANA.

        5.5     Successors and Assigns.  This Amendment shall be binding upon the Borrower, the Lenders and the Agent and their respective successors and assigns, and shall inure to the benefit of the Borrower, the Lenders and the Agent and their respective successors and assigns, as permitted by the provisions of the Amended Credit Agreement.

        5.6     Headings.  Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purposes.

        IN WITNESS WHEREOF, the Borrower, the Agent and each of the Lenders have caused this Amendment to be duly executed by its officers thereunder duly authorized as of the date first written above.

[SIGNATURE PAGES FOLLOW]

COACHMEN INDUSTRIES, INC.
By: /s/ Richard M. Lavers Name: Richard M. Lavers Title: Secretary

By: /s/ Gary L. Near Name: Gary L. Near Title: Treasurer

BANK ONE, INDIANA, N.A., as a Lender, as the LC Issuer and as Administrative Agent

By: /s/ Kurt E. Meibeyer Name: Kurt E. Meibeyer Title: First Vice President

NATIONAL CITY BANK OF INDIANA, as a Lender

By: /s/ National City Bank of Indiana Name: Title:

1st SOURCE BANK, as a Lender

By: /s/ 1st Source Bank Name: Title:

SBDS02 MBW 297690v1